Exhibit 4.12

IRREVOCABLE TRANSFER AGENT INSTRUCTIONS

January 5, 2006

Empire Stock Transfer, Inc.
7251 West Lake Mead Blvd., Suite 300
Las Vegas, Nevada 89128

Attention: Leah Finke, President

RE:     IGNIS PETROLEUM GROUP, INC.

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement (the “Securities Purchase Agreement”) of even date herewith by and between Ignis Petroleum Group, Inc., a Nevada corporation (the “Company”), and the Buyers set forth on Schedule I attached thereto (collectively the “Buyers”), that certain Pledge and Escrow Agreement (the “Company Pledge Agreement”) of even date herewith among the Company, the Buyers and David Gonzalez, as escrow agent (the “Escrow Agent”), that certain Insider Pledge and Escrow Agreement (“Insider Pledge Agreement”) of even date herewith among the Company, the Buyers, Philipp Buschmann and Michael Piazza and the Escrow Agent (the Company Pledge Agreement and the Insider Pledge Agreement shall collectively be referred to as the “Pledge Agreement”), and those certain Warrants of even date herewith between the Company and the Buyers (collectively, the “Warrant”). Pursuant to the Securities Purchase Agreement, the Company shall sell to the Buyers, an the Buyers shall purchase from the Company, convertible debentures (collectively, the “Debentures”) in the aggregate principal amount of Five Million Dollars ($5,000,000), plus accrued interest, which are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at the Buyers discretion. These instructions relate to the following stock or proposed stock issuances or transfers:

1.
The Company has agreed to issue to the Buyers up to 30,000,000 shares of the Company’s Common Stock upon conversion of the Debentures (“Conversion Shares”) plus the shares of Common Stock to be issued to the Buyers upon conversion of accrued interest and liquidated damages into Common Stock (the “Interest Shares”)

2.	The Company has agreed to issue to the Buyers up to 5,774,592 shares (the “Warrant Shares”) of the Company’s Common Stock upon exercise of the Warrant.

3.
The Company has prepared, or will promptly prepare, a stock certificate representing 18,750,000 shares of the Company’s Common Stock, in the Company’s name, which shall be delivered to the Escrow Agent pursuant to the Pledge Agreement upon the termination of the Insider Pledge Agreement. The Pledgors (as such term is defined in the Insider Pledge Agreement) have previously delivered to the Escrow Agent the aggregate number of 4,320,000 shares of the Company’s Common Stock in accordance with the terms of the Insider Pledge Agreement (the 18,750,000 shares of Common Stock to be pledged and the 4,320,000 shares already pledged shall collectively be referred to as the “Escrowed Shares”).

This letter shall serve as our irrevocable authorization and direction to Empire Stock Transfer, Inc. (the “Transfer Agent”) to do the following:

1.	Conversion Shares and Warrant Shares.

a.
Instructions Applicable to Transfer Agent. With respect to the Conversion Shares, Warrant Shares and the Interest Shares, the Transfer Agent shall issue the Conversion Shares, Warrant Shares and the Interest Shares to the Buyers from time to time upon delivery to the Transfer Agent of a properly completed and duly executed Conversion Notice (the “Conversion Notice”), in the form attached hereto as Exhibit I, or a properly completed Exercise Notice in the form attached to the Warrant as Exhibit A thereto (the “Exercise Notice”), delivered on behalf of the Company to the Transfer Agent by David Gonzalez, Esq. (the “Escrow Agent”). Upon receipt of a Conversion Notice or an Exercise Notice, the Transfer Agent shall within three (3) Trading Days thereafter (i) issue and surrender to a common carrier for overnight delivery to the address as specified in the Conversion Notice or the Exercise Notice, a certificate, registered in the name of the Buyers or their designees, for the number of shares of Common Stock to which the Buyers shall be entitled as set forth in the Conversion Notice or Exercise Notice or (ii) provided Transfer Agent are participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Buyers, credit such aggregate number of shares of Common Stock to which the Buyers shall be entitled to the Buyers’ or their designees’ balance account with DTC through its Deposit Withdrawal At Custodian (“DWAC”) system provided the Buyers causes its bank or broker to initiate the DWAC transaction. For purposes hereof “Trading Day” shall mean any day on which the OTCBB Market is open for customary trading.

b.
The Company hereby confirms to the Transfer Agent and the Buyers that certificates representing the Conversion Shares and Warrant Shares shall not bear any legend restricting transfer and should not be subject to any stop-transfer restrictions and shall otherwise be freely transferable on the books and records of the Company; provided that counsel to the Company delivers (i) the Notice of Effectiveness set forth in Exhibit II attached hereto and (ii) an opinion of counsel in the form set forth in Exhibit III attached hereto, and that if the Conversion Shares, Warrant Shares and the Interest Shares are not registered for sale under the Securities Act of 1933, as amended, then the certificates for the Conversion Shares, Warrant Shares and Interest Shares shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.”

c.
In the event that counsel to the Company fails or refuses to render an opinion as required to issue the Conversion Shares in accordance with the preceding paragraph (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Buyers to render such opinion. The Transfer Agent shall accept and be entitled to rely on such opinion for the purposes of issuing the Conversion Shares.

d.
Instructions Applicable to Escrow Agent. Upon the Escrow Agent’s receipt of a properly completed conversion notice substantially in the form attached as an exhibit to the Debentures or instructions to exercise the Warrant, the Escrow Agent shall, within one (1) Trading Day thereafter, send to the Transfer Agent a Conversion Notice in the form attached hereto as Exhibit I, or an Exercise Notice, which shall constitute an irrevocable instruction to the Transfer Agent to process such Conversion Notice or Exercise Notice in accordance with the terms of these instructions.

2.	Escrowed Shares.

a.
With respect to the Escrowed Shares, upon an event of default as set forth in the Pledge Agreement, the Escrow Agent shall send written notice to the Transfer Agent (“Escrow Notice”) to transfer such number of Escrow Shares as set forth in the Escrow Notice to the Buyers. Upon receipt of an Escrow Notice, the Transfer Agent shall promptly transfer such number of Escrow Shares to the Buyers as shall be set forth in the Escrow Notice delivered to the Transfer Agent by the Escrow Agent. Further, the Transfer Agent shall promptly transfer such shares from the Buyers to any subsequent transferee promptly upon receipt of written notice from the Buyers or their counsel. If the Escrow Shares are not registered for sale under the Securities Act of 1933, as amended, then the certificates for the Escrow Shares shall bear the legend set forth in Section 1b.

b.
In the event that counsel to the Company fails or refuses to render an opinion as may be required by the Transfer Agent to affect a transfer of the Escrow Shares (either with or without restrictive legends, as applicable), then the Company irrevocably and expressly authorizes counsel to the Buyers to render such opinion. The Transfer Agent shall accept and be entitles to rely on such opinion for the purpose of transferring the Escrow Shares.

3.	All Shares.

a.
The Transfer Agent shall reserve for issuance to the Buyers the Conversion Shares, the Escrowed Shares and Warrant Shares. All such shares shall remain in reserve with the Transfer Agent until the Buyers provides the Transfer Agent instructions that the shares or any part of them shall be taken out of reserve and shall no longer be subject to the terms of these instructions.

b.
The Transfer Agent shall rely exclusively on the Conversion Notice, the Escrow Notice or the Exercise Notice and shall have no liability for relying on such instructions. Any Conversion Notice, Escrow Notice or Exercise Notice delivered hereunder shall constitute an irrevocable instruction to the Transfer Agent to process such notice or notices in accordance with the terms thereof. Such notice or notices may be transmitted to the Transfer Agent by facsimile or any commercially reasonable method.

c.
The Company hereby confirms to the Transfer Agent and the Buyers that no instructions other than as contemplated herein will be given to Transfer Agent by the Company with respect to the matters referenced herein. The Company hereby authorizes the Transfer Agent, and the Transfer Agent shall be obligated, to disregard any contrary instructions received by or on behalf of the Company.

4. Certain Notice Regarding the Escrow Agent. The Company and the Transfer Agent hereby acknowledge that the Escrow Agent is general counsel to the Buyers, a partner of the general partner of the Buyers and counsel to the Buyers in connection with the transactions contemplated and referred herein. The Company and the Transfer Agent agree that in the event of any dispute arising in connection with this Agreement or otherwise in connection with any transaction or agreement contemplated and referred herein, the Escrow Agent shall be permitted to continue to represent the Buyers and neither the Company nor the Transfer Agent will seek to disqualify such counsel.

Any attempt by Transfer Agent to resign as the Company’s transfer agent hereunder shall not be effective until such time as the Company provides to the Transfer Agent written notice that a suitable replacement has agreed to serve as transfer agent and to be bound by the terms and conditions of these Irrevocable Transfer Agent Instructions.

The Company herby confirms and the Transfer Agent acknowledges that while any portion of the Debenture remains unpaid and unconverted, the Company and the Transfer Agent shall not, without the prior consent of the Buyers, (i) issue any Common Stock or Preferred Stock without consideration or for a consideration per share less than its fair market value determined immediately prior to its issuance, (ii) issue any Preferred Stock, warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than such Common Stock’s fair market value determined immediately prior to its issuance, (iii) issue any S-8 shares of the Company’s Common Stock.

 The Company and the Transfer Agent hereby acknowledge and confirm that complying with the terms of this Agreement does not and shall not prohibit the Transfer Agent from satisfying any and all fiduciary responsibilities and duties it may owe to the Company.

The Company and the Transfer Agent acknowledge that the Buyers is relying on the representations and covenants made by the Company and the Transfer Agent hereunder and are a material inducement to the Buyers purchasing convertible debentures under the Securities Purchase Agreement. The Company and the Transfer Agent further acknowledge that without such representations and covenants of the Company and the Transfer Agent made hereunder, the Buyers would not purchase the Debentures.

Each party hereto specifically acknowledges and agrees that in the event of a breach or threatened breach by a party hereto of any provision hereof, the Buyers will be irreparably damaged and that damages at law would be an inadequate remedy if these Irrevocable Transfer Agent Instructions were not specifically enforced. Therefore, in the event of a breach or threatened breach by a party hereto, including, without limitation, the attempted termination of the agency relationship created by this instrument, the Buyers shall be entitled, in addition to all other rights or remedies, to an injunction restraining such breach, without being required to show any actual damage or to post any bond or other security, and/or to a decree for specific performance of the provisions of these Irrevocable Transfer Agent Instructions.

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IN WITNESS WHEREOF, the parties have caused this letter agreement regarding Irrevocable Transfer Agent Instructions to be duly executed and delivered as of the date first written above.

COMPANY:

IGNIS PETROLEUM GROUP, INC.

By: /s/ MICHAEL PIAZZA
Name: Michael Piazza
Title: President & CEO

/s/ DAVID GONZALEZ
David Gonzalez, Esq.

EMPIRE STOCK TRANSFER, INC.

By: /s/ LEAH FINKE
Name: Leah Finke
Title: President

SCHEDULE I

SCHEDULE OF BUYERS

Name	Signature	Address/Facsimile Number of Buyers

Cornell Capital Partners, LP	By: Yorkville Advisors, LLC	101 Hudson Street - Suite 3700
	Its: General Partner	Jersey City, NJ 07303
Facsimile: (201) 985-8266

By: /s/ MARK ANGELO
Name: Mark Angelo
Its: Portfolio Manager

SCHEDULE I-1